Exhibit 99.1

	Balance Sheet
	July 31, 2002	Proforma	July 31, 2002
ASSETS	Actual	Adjustment	PROFORMA
Current Assets:
Cash & cash equivalents	$5,329		$5,329
Accounts receivable, net of allowances for doubtful accounts	$4,655		$4,655
Prepaid expenses and other	$1,297		$1,297
Total current assets	$11,281	$0	$11,281

Equipment and leasehold improvements:
Computer hardware and software	$7,102		$7,102
Office equipment	$2,372		$2,372
Leasehold improvements	$974		$974
SubTotal equipment and leasehold improvements	$10,448	$0	$10,448
Less accumulated depreciation and amortization	($7,967)		($7,967)
Total equipment and leasehold improvements	$2,481		$2,481
Capitalized sw dev. Costs, net of amort	$2,487		$2,487
Intangible assets, net of amort	$1,093		$1,093
TOTAL ASSETS	$17,342	$0	$17,342
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$3,557		$3,557
Accrued liabilities	$1,520		$1,520
Accrued professional and legal fees	$1,607		$1,607
Accrued non-compete obligation	$1,090		$1,090
Deferred Revenue	$6,118	($1,340)	$4,778
Current portion of long-term debt	$48		$48
Total current liabilities	$13,940	($1,340)	$12,600

Noncurrent liabilities:
Long-term debt	$30		$30
Deferred services and post contract customer support	$1,564	($1,474)	$90
Deferred rent	$122		$122
Total noncurrent liabilities	$1,716	($1,474)	$242
TOTAL LIABILITIES	$15,656	($2,814)	$12,842
SHAREHOLDERS' EQUITY
Common stock	$921		$921
Paid in Capital	$43,689		$43,689
Retained Earnings + YTD Earnings (Loss)	($37,130)	$2,814	($34,316)
Treasury stock	($5,794)		($5,794)
TOTAL SHAREHOLDERS' EQUITY	$1,686	$2,814	$4,500
TOTAL LIABILITIES & SHAREHOLDERS' EQUITY	$17,342	$0	$17,342